EXHIBIT 99.1

Whitestone REIT Announces Second Quarter 2009 Results

HOUSTON, Aug. 13, 2009 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded REIT that owns, leases and manages Community Center Properties, today announced financial results for the three and six months ended June 30, 2009.

Second Quarter and Six Months Highlights

 Corporate

 * Operating revenues for the second quarter 2009 were $8.2 million, up 6% from $7.8 million for the same period in 2008, and up 2% from the first quarter 2009 revenue of $8.0 million.  For the six months ended June 30, 2009, operating revenues were $16.2 million, a 5%
   increase from $15.5 million over the same six month period in 2008.

 * Net income attributable to Whitestone REIT for the second quarter
   2009 was $47,000 or $0.00 per diluted share, as compared to $1.5 million, or $0.15 per diluted share, for the same period in 2008.
   For the six months ended June 30, 2009, net income attributable to
   Whitestone REIT was $26,000, or $0.00 per diluted share as compared to $1.5 million, or $0.15 per diluted share, for the same period
   2008. Net income attributable to Whitestone REIT for the three and six months ended June 30, 2008 included a $0.23 per diluted share gain on the sale of two properties.

 * Income (loss) from continuing operations for the second quarter
   2009 was $72,000 as compared to a loss of ($831,000) for the same period in 2008, an increase of approximately $900,000. For the six months ended June 30, 2009, income (loss) from continuing
   operations was $40,000 as compared to a loss of ($1.1 million), an increase of approximately $1.2 million. The 2008 six month period included approximately $1.5 million in legal fees related to the settlement of litigation with our former external manager. The first six months of 2009 included approximately $500,000 in long term restricted share based compensation that was not applicable during 2008.

 * Funds From Operations ("FFO")(1) were $1.6 million, or $0.10 per diluted share, for the second quarter 2009, up $1.2 million from
   $0.4 million, or $0.03 per diluted share, for the same period in
   2008. FFO for the six months ended June 30, 2009 totaled $3.2 million or $0.20 per diluted share, up $1.4 million, as compared to
   $1.8 million, or $0.11 per diluted share for the prior year six month period.  The increase in FFO for 2009 as compared to the same periods of 2008 is primarily the result of increased property net operating income and lower legal expenses incurred during a 2008 litigation settlement.

 * Total distributions paid to common shareholders of Whitestone REIT and owners of beneficial interest of Whitestone REIT Operating
   Partnership, LP were unchanged from the first quarter 2009, at $1.7 million in the second quarter 2009 as compared to $2.3 million for the same period in 2008. For the six months ended June 30, 2009, distributions totaled $3.4 million, as compared to $4.7 million during the same period in 2008, due to a 25% dividend reduction in
   October 2008. Dividends of $0.0375 per share or unit were paid on
   July 6, 2009 and August 4, 2009.  The Company expects to pay a dividend of $.0375 per share or unit on or about September 1, 2009.
   The Board of Trustees expects to declare dividends for the October to December period by the end of September.

 Property Performance

 * As of June 30, 2009, the Company owned 36 community center properties located in five dynamic markets: Houston, Dallas, San
   Antonio, Scottsdale and Chicago.

 * As of June 30, 2009, the properties were 82% occupied, a decrease of three percentage points from June 30, 2008, when occupancy was
   85%. The decrease in occupancy was due primarily to a vacancy created by the Circuit City bankruptcy and the inclusion of vacant space at a property under development which was put into service in late 2008.

 * Net operating income ("NOI")(2) was $4.9 million for the second quarter 2009, up $300,000 or 6.5% as compared to $4.6 million for the same quarter in 2008. Second quarter 2009 NOI increased
   $300,000 or 6.5% from the first quarter of 2009. Revenues increased
   2% while expenses decreased 5% in the second quarter 2009 compared to the first quarter 2009.  On a year-to-date basis, 2009 NOI increased 3% compared to the first six months of 2008. Revenues increased 5% while expenses increased 7% compared to the first six months of 2008.

 * During the six months ended June 30, 2009, 127 new and renewal leases totaling 300,000 square feet of gross leasable area (GLA)
   and $11.4 million in total lease value were completed.

 * Annualized rent per occupied square foot increased to $13.16 for the second quarter 2009 as compared to $12.01 for the same period in 2008.

 Strong Balance Sheet: Positioned for Opportunity

 * Total real estate assets, gross (per GAAP) were $191 million at
   June 30, 2009 and $180 million at December 31, 2008. The Company had total debt outstanding of $109 million at June 30, 2009 as compared to $100 million at December 31, 2008.  The Company has no maturing debt prior to 2013. The Company paid a loan of $6.4 million on July 25, 2009. The remainder of the Company's debt matures between 2013 and 2015.

 * For the quarter end June 30, 2009, the Company's weighted average interest rate on debt was 5.4% as compared to 6.5% for the same period in 2008. As of June 30, 2009, the Company has 14 community center properties of the 36 it owns that are unencumbered by debt.

 Operating Portfolio Statistics

 * Whitestone is a vertically integrated, self managed real estate investment trust.

 * As of June 30, 2009, the Company owned 36 community center properties containing approximately 3 million square feet of gross leasable area.

 * Whitestone has approximately 700 tenants offering goods and services that are in demand within their local community, with lease spaces ranging in size from 500 to 55,000 square feet. No single tenant accounts for more than 3% of the Company's annualized base rent and only one tenant contributes more than 2%, protecting the Company from any single tenant credit issue.

 Redevelopment

 * As of June 30, 2009, the Company had invested approximately $2 million in redevelopment of its previously announced $35 million program to redevelop community centers within the portfolio. It expects to fund the remaining redevelopment projects from cash flow and issuance of debt and equity.

"I am pleased with the progress we have made during these most difficult of economic times," said James C. Mastandrea, Whitestone's Chairman and Chief Executive Officer. "We remain optimistic about our progress executing our Community Center business model across multiple cultures which is reflected in four consecutive quarters of increasing FFO. Our cross cultural discipline, including Latino and Asian, serves small businesses and consumers in markets where the sheer size and density of population and demographics enables us to execute our property centric plans. Our tenant mix represents the heart of America and is the core of the community centers we acquire and own."

Mastandrea concluded, "As we pass the halfway point in 2009, we continue to judiciously monitor our liquidity and leverage and remain cautiously optimistic about 2010 and beyond. We consider this year one of stabilization."

Supplemental Financial Information

Further details regarding Whitestone REIT's results of operations, properties, and tenants can be accessed at the Company's web site at www.whitestonereit.com.

Reconciliation of Non-GAAP Financial Measures

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------

 FUNDS FROM OPERATIONS ("FFO")

 Net income attributable to
  Whitestone REIT               $     47  $  1,532  $     26  $  1,463
   Depreciation and amortization
    of real estate assets(1)       1,549     1,567     3,096     3,017
   Loss (gain) on sale or
    disposal of assets(1)             12    (3,551)       53    (3,519)
   Net income attributable to
    noncontrolling interests          25       878        14       838
                                --------  --------  --------  --------
 FFO                            $  1,633  $    426  $  3,189  $  1,799
                                ========  ========  ========  ========

  (1) Including amounts for discontinued operations

 NET OPERATING INCOME ("NOI")

 Net income attributable to
  Whitestone REIT               $     47  $  1,532  $     26  $  1,463
   General and administrative
    expense                        1,625     2,170     3,054     4,133
   Depreciation and amortization   1,710     1,791     3,418     3,347
   Interest expense                1,470     1,425     2,898     2,827
   Interest income                   (11)      (39)      (22)     (124)
   Provision for income taxes         57        53       111       110
   Loss on disposal of assets         12        68        53       100
   Loss from discontinued
    operations                        --       378        --       188
   Gain on sale of properties
    for discontinued operations       --    (3,619)       --    (3,619)
   Net income attributable to
    noncontrolling interests         25        878       14        837
                                --------  --------  --------  --------
 Net Operating Income ("NOI")   $  4,935  $  4,637  $  9,552  $  9,262
                                ========  ========  ========  ========

About Whitestone REIT

Whitestone REIT specializes in enhancing shareholder value by Creating Business Communities in its Properties(tm) -- it owns, manages and operates suburban and urban infill commercial properties providing employment centers and retail communities in Chicago, Illinois; Houston, Dallas, and San Antonio, Texas; and Scottsdale, Arizona. The Company has approximately $200 million of assets owned and managed, comprising approximately 3 million square feet of lease space in 36 properties. Whitestone has approximately 700 tenants offering goods and services that are in demand within their local community, with lease spaces ranging in size from 500 to 55,000 square feet. Headquartered in Houston, Texas, Whitestone employs 53 people nationally. For additional information about the Company, go to www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

 (1) Funds From Operations ("FFO") -- The National Association of Real
     Estate Investment Trusts, Inc. ("NAREIT") defines FFO (April,
     2002 White Paper) as net income (computed in accordance with generally accepted accounting principles ("GAAP")) excluding gains
     (or losses) from sales of property plus real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts ("REITS") because it facilitates an
     understanding of the operating performance of our properties without giving effect to real estate depreciation and
     amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides
     investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

 (2) Net Operating Income ("NOI"), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. We provide NOI as a supplement to net income calculated in
     accordance with GAAP, and it should not be considered an
     alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization and general and administrative expenses.

CONTACT:  Whitestone REIT
          Anne Gregory, Asst. VP Marketing & Investor Relations
          713.827.9595 ext. 2213
          agregory@whitestonereit.com